Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS SECOND-QUARTER 2010 RESULTS

Increasing Volume Drives Net Sales up 62.6%
Cost Savings Initiatives Benefitting Operating Income and Leveraging Volume to Improve Gross Margin

WARREN, Ohio – July 28, 2010 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $166.3 million and net income of $4.2 million, or $0.17 per diluted share, for the second quarter ended June 30, 2010.

Net sales increased $64.0 million, or 62.6%, to $166.3 million, compared with $102.3 million for the second quarter of 2009, driven by market demand coupled with internal organic growth.  The increase in net sales was primarily caused by increased volume in the second quarter of 2010 compared with the second quarter of 2009 in the passenger car and light truck markets in North America (72.7%) and medium- and heavy-duty truck markets in both North America (28.3%) and Europe (58.1%).

Net income for the second quarter of 2010 was $4.2 million, or $0.17 per diluted share, compared with a net loss of $19.8 million, or $(0.84) per diluted share, in the second quarter of 2009.  The increase in net income was primarily due to increased production volume and the favorable impact of previous restructuring and cost-reduction initiatives.

Stoneridge generated operating income of $8.2 million in the second quarter as the Company leveraged its streamlined cost structure against improving industry volumes.

As of June 30, 2010, Stoneridge’s consolidated cash position was $74.6 million, $17.3 million lower than its 2009 year-end balance of $91.9 million, and was primarily the result of higher accounts receivable balances from higher sales. The Company’s Asset Based Lending facility remains undrawn.

Outlook

“We are encouraged by the improvement we are beginning to see in industry volumes,” said John C. Corey, the Company’s president and chief executive officer. “While the state of the economic recovery remains a variable in our future forecast, we now believe our 2010 sales will increase and be in the range of $605 million to $625 million based on the market outlook we have today.  I am further encouraged by our team’s ability to maintain the Company’s cost structure vis-a-vis the improving industry volumes and our new business wins.  We look forward to benefits that we believe we will recognize as higher industry volumes and new business wins enhance our financial results.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2010 second-quarter results can be accessed at 11 a.m. Eastern time on Wednesday, July 28, 2010, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the medium- and heavy-duty truck, automotive and agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in medium- and heavy-duty truck, automotive or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Sales	$166,262	$102,290	$314,336	$223,375

Costs and Expenses:
Cost of goods sold	126,642	88,694	241,189	190,504
Selling, general and administrative	31,447	27,889	61,015	55,924

Operating Income (Loss)	8,173	(14,293)	12,132	(23,053)

Interest expense, net	5,630	5,538	11,236	11,035
Equity in earnings of investees	(1,611)	(903)	(2,302)	(1,478)
Other expense (income), net	(749)	639	(1,699)	645

Income (Loss) Before Income Taxes	4,903	(19,567)	4,897	(33,255)

Provision (benefit) for income taxes	731	197	(758)	(1,911)

Net Income (Loss)	4,172	(19,764)	5,655	(31,344)

Net Loss Attributable to Noncontrolling Interest	(21)	-	(44)	-

Net Income (Loss) Attributable to Stoneridge, Inc. and
Subsidiaries	$4,193	$(19,764)	$5,699	$(31,344)

Basic net income (loss) per share	$0.17	$(0.84)	$0.24	$(1.33)
Basic weighted average shares outstanding	23,965	23,516	23,922	23,490

Diluted net income (loss) per share	$0.17	$(0.84)	$0.23	$(1.33)
Diluted weighted average shares outstanding	24,389	23,516	24,351	23,490

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STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2010	2009
ASSETS	(Unaudited)	(Audited)

Current Assets:
Cash and cash equivalents	$74,608	$91,907
Accounts receivable, less reserves of $1,363 and $2,350, respectively	106,813	81,272
Inventories, net	47,061	40,244
Prepaid expenses and other	20,434	17,247
Total current assets	248,916	230,670

Long-Term Assets:
Property, plant and equipment, net	73,424	76,991
Investments and other, net	55,553	54,864
Total long-term assets	128,977	131,855
Total Assets	$377,893	$362,525

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$63,471	$50,947
Accrued expenses and other current liabilities	40,977	36,827
Total current liabilities	104,448	87,774

Long-Term Liabilities:
Long-term debt	183,290	183,431
Other long-term liabilities	10,485	17,263
Total long-term liabilities	193,775	200,694

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 25,969 and 25,301
shares and outstanding 25,440 and 25,000 shares, respectively, with no stated value	-	-
Additional paid-in capital	160,100	158,748
Common Shares held in treasury, 529 and 301 shares, respectively, with no stated value	(411)	(292)
Accumulated deficit	(85,861)	(91,560)
Accumulated other comprehensive income	1,394	2,669
Total Stoneridge Inc. and Subsidiaries shareholders’ equity	75,222	69,565
Noncontrolling interest	4,448	4,492
Total shareholders' equity	79,670	74,057
Total Liabilities and Shareholders' Equity	$377,893	$362,525

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months
	Ended June 30,
	2010	2009
OPERATING ACTIVITIES:
Net cash used for operating activities	$(7,433)	$(2,600)

INVESTING ACTIVITIES:
Capital expenditures	(7,063)	(6,743)
Proceeds from sale of fixed assets	21	92
Net cash used for investing activities	(7,042)	(6,651)

FINANCING ACTIVITIES:
Share-based compensation activity, net	294	-
Revolving credit facility borrowings, net	477	-
Repayments of debt	(141)	-
Net cash provided by financing activities	630	-

Effect of exchange rate changes on cash and cash equivalents	(3,454)	2,040

Net change in cash and cash equivalents	(17,299)	(7,211)

Cash and cash equivalents at beginning of period	91,907	92,692

Cash and cash equivalents at end of period	$74,608	$85,481

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